EXHIBIT 10.48

NINTH AMENDMENT TO

THE FISHER-PRICE PENSION PLAN

WHEREAS, Mattel, Inc. (“Mattel”) sponsors the Fisher-Price Pension Plan for the benefit of eligible employees of Fisher-Price, Inc. and certain other subsidiaries; and

WHEREAS, the provisions of the Plan are set forth in a 1994 Restatement, as amended by a Seventh and Eighth Amendment thereto; and

WHEREAS, Mattel desires to amend the Plan to (i) clarify the definition of regular employee (ii) conform the provisions of the Plan to final regulations for defined benefit plans adopted under Code Section 401(a)(9), and (iii) change the provisions for payment of small accounts in accordance with the mandatory rollover rules of Code Section 401(a)(31)(B); and

WHEREAS, in Section 9.1 of the Plan, Mattel reserved the right to amend the Plan at any time in whole or in part;

NOW, THEREFORE, to effect the foregoing, Mattel does hereby declare that the Plan be, and hereby is, amended as follows:

1. Effective as of January 1, 2005, Section 1.4(f) shall be deleted in its entirety and replaced with the following:

“(f)	“Regular employee” means a common law employee excluding the following:

(i) any employee who is an intern, toy tester or department aide;

(ii) any employee who is classified by the Company or an Affiliated Corporation as a Leased Employee; or

(iii) any person who is classified by the Company as being in one or more of the following ineligible categories, even if the Company’s classification is incorrect or the person is otherwise determined to be a common law employee of the Company:

(A) Project Employees—persons who the Company classifies as employed to work on discrete projects or creative matters, or as the equivalent (such as students or interns), except to the extent the Company, by written notice, elects to extend Plan participation to them;

(B) Persons Waiving Participation—persons to whom the Company did not extend the opportunity of participating in this Plan, and who, as determined by the Company, agreed to such nonparticipation status;

(C) Persons Not Classified As Employees for Tax Purposes—persons who the Company does not classify as Employees for federal tax purposes, as evidenced by its failure to withhold employment and income taxes from their compensation, including, without limitation, independent contractors, consultants, persons working for a nonparticipating employer that provides goods or services (including temporary employee services) to the Company, and persons working for an entity for whom the Company provides goods or services;

(D) Non-Employees Taken into Account for Discrimination Testing or Other Statutory Purposes—persons who are not classified by the Company as its Regular Employees, but who must be taken into account in testing this Plan for discrimination or for other statutory purposes; or

(E) Employees on Terminal Leave—persons who the Company has determined to have permanently ceased to render active services but who it continues to treat as employees for certain purposes, except to the extent the Company, by written notice, elects to extend Plan participation to them.”

2.	The following paragraph shall be added to the end of Section 4.3 of the Plan effective as of January 1, 2003:

“Unless the Participant’s Spouse is the sole designated Beneficiary under this Section 4.3, and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s Spouse is the Participant’s sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this section, or the joint life and last survivor expectancy of the Participant and the Participant’s Spouse as determined under the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the calendar year that contains the annuity start date.”

3. Effective as of March 28, 2005, Section 4.4(a) is deleted in its entirety and replaced with the following:

“(a) Payment of Small Benefits. If the present value of the accrued monthly pension benefit, as determined in accordance with the assumptions set forth in Section 5.4, to which a Participant is entitled does not exceed $1,000 ($5,000 prior to March 28, 2005 and $3,500 prior to January 1, 1998), such present value shall be paid to such Participant in a single sum payment unless the Participant elects to receive payment in a direct rollover to an “eligible retirement plan” as provided in Section 4.4(b); provided, however, no single sum distribution shall be made under this Section 4.4(a) if the Participant has previously had an annuity starting date with respect to his accrued benefit.”

4. Effective as of March 28, 2005, the first sentence of Section 5.4 shall be deleted and replaced with the following:

“If upon termination of employment the present value of a Participant’s accrued monthly pension benefit does not exceed $1,000 ($5,000 for distributions prior to March 28, 2005), the Company shall direct the Trustee to pay to the Participant, either directly or in a direct rollover if elected by the Participant in accordance with Section 4.4(b), the actuarial equivalent of his entire accrued monthly pension benefit and the Participant’s accrued benefit shall be cancelled.”

5. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed by its duly authorized officer this 22 day of December, 2005.

MATTEL, INC.

By:	/S/ MICHELLE CHARMELLO
Name:	Michelle Charmello
Title:	VP, Comp & Benefits

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